Exhibit 10.1

April 19, 2012

Mr. Hai Tran
2403 Hunter Mill Road
Vienna VA 22182

Dear Hai:

We are pleased to extend an offer of employment for the position of Senior Vice President and Chief Financial Officer with BioScrip, Inc (together with its subsidiaries, the “Company”), reporting to the Chief Executive Officer, currently Rick Smith.  As discussed, we anticipate your employment to begin on or around May 14, 2012 (“Start Date”).  This initial offer shall be for a term of two years, provided, however, that your employment and the Company’s obligations under this offer letter will end automatically upon your death, and that the Company may terminate your employment for Cause (as defined below) or as a result of Disability (as defined below) at any time, and may terminate your employment Without Cause (as defined below) at any time by providing 10 days advance written notice of such termination.  You acknowledge and understand that if you continue employment after the initial term, then such employment will be on at will basis.

Your offer is contingent upon the results of your reference and background checks as well as negative results from a required confidential drug screening examination.  Within the next 2 days, you will receive an email from Docusign that contains all of the documents we will need to process the reference and background checks and arrange for your drug screening.  Once you complete and submit these documents, we will begin processing your background check.  You will also receive an email within two days via Escreen with the information you will need to take your drug screening.  Please print out the attached EPassport and take it along with your driver’s license to the designated testing facility. Please note that you will be required to perform your drug screening within 72 hours of receipt of your email or your offer of employment will be withdrawn.

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This offer includes salary of $15,384.62, paid on a bi-weekly basis, subject to applicable taxes and other withholdings.  Your compensation may be subject to an annual review by the Compensation Committee of the Board of Directors of the Company (“Board”) and your salary may be increased by the Board, in its sole and absolute discretion, after such review.

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You will be recommended to receive options to purchase 200,000 shares of the Company’s common stock, par value $0.0001 per share, which will be subject to the terms and conditions set forth in the BioScrip/CHS 2006 Equity Incentive Plan (“Option Plan”) and any option award agreement presented by the Company in connection with the award of such options.  The exercise price of the options shall be the market price on the date the option grant is approved by the Board. The options will vest in three equal amounts at the rate of one-third per year over three years commencing on the first anniversary of the grant date, subject to your being employed by the Company on such anniversary date or as otherwise expressly provided in the Option Plan. This recommendation is subject to approval of the Compensation Committee of the Board.

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Additionally, you would be eligible to participate in BioScrip’s Management Incentive Bonus Program as long as you remain continuously employed with BioScrip through the date the bonus is paid.  You will be eligible for a bonus of up to 80% of your base salary with the pool determined by the Company and the Board and subject to corporate, departmental and individual objectives, as applicable, being met.  Your objectives, and whether you have met your objectives, for a bonus will be determined by the Board in the same manner as it determines bonus objectives and bonuses for other senior executives.  For 2012, your objective is the target EBITDA established by the Board for awarding senior management incentive bonuses.  As an exception to policy your participation in this plan will not be prorated for 2102 based on your hire date.  To the extent required by applicable law or written Company policy adopted to implement the requirements of such law (including without limitation Section 304 of the Sarbanes Oxley Act and Section 954 of the Dodd Frank Act), any bonus or other incentive compensation (if any) shall be subject to any required clawback, forfeiture, recoupment or similar requirement.

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If a change of control of control event (as defined in the Option Plan) occurs prior to May 1, 2014, and you either are terminated by the Company “Without Cause” (as defined below) within one year of the change in control event or resign for “Good Reason” (as defined below) within 180 days of the change in control event, then, subject to your timely execution and delivery, and non-revocation, of the Company’s standard Waiver and Release Agreement, you will receive (1) the salary you earned through your last day of employment with the Company (“Termination Date”), and (2) severance payments at the rate of your current base salary for a period of two years, and you will also be eligible to receive a bonus for the year in which you ceased employment (determined in the manner and at the time described above), which will be pro-rated by multiplying such bonus by the fraction in which the numerator is the number of days from January 1 of such year through the Termination Date and the denominator is 365.

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If you are terminated by the Company or any successor Without Cause or you resign for Good Reason, then, subject to your timely execution and delivery, and non-revocation, of the Company’s standard Waiver and Release Agreement, you will be entitled to receive: (1) the salary you earned through the Termination Date, and (2) severance payments at the rate of your current base salary for a period equal to two years reduced by the number of months from your Start Date through your Termination Date, provided, however, that such period shall not be reduced to less than one year.  Solely if you are terminated by the Company or any successor Without Cause, you will also be eligible to receive (subject to your timely execution and delivery, and non-revocation, of the Company’s standard Waiver and Release Agreement) a bonus for the year in which you ceased employment (determined in the manner and at the time described above), which will be pro-rated by multiplying such bonus by the fraction in which the numerator is the number of days from January 1 through the Termination Date and the denominator is 365.  You will not be eligible to receive severance payments pursuant to this paragraph if you are eligible to receive severance payments pursuant to the immediately preceding paragraph.

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The severance payments described above are payable in accordance with the Company’s then applicable payroll practices and subject to all applicable federal, state and local withholding, and payments will begin at the time, and subject to the conditions, set forth in the Company’s standard Waiver and Release Agreement.

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The severance payments described above shall begin as soon as practicable following the date upon which the Waiver and Release Agreement described above becomes effective, with the first payment following the effective date of the Waiver and Release to include all severance payments that would have been made had such severance began upon the date of your termination of employment.  Notwithstanding the foregoing, in no event shall you become entitled to the severance payments described above if the Waiver and Release described above has not become effective by the 60th day following your termination of employment.

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Notwithstanding the foregoing, in the event that you are considered a “specified employee” for purposes of Internal Revenue Section 409A (“Code Section 409A”), any severance payments payable pursuant to this letter that constitutes “deferred compensation” within the meaning of Code Section 409A that would otherwise be paid during the six-month period immediately following your “separation from service” (within the meaning of Code Section 409A) shall be accumulated and paid to the you on the first day of the seventh month following such “separation from service” (“Delayed Payment Date”), provided that if you die prior to the payment of such amounts, such amounts shall be paid to your personal representative on the first to occur of the Delayed Payment Date or 10 days following the date of your death.  For purposes of Code Section 409A, your right to the severance payments described in this letter shall be treated as a right to a series of separate payments.  Any references to termination of employment or date of termination in this offer letter shall mean and refer to “separation from service” and the date of such “separation from service” as that term is defined in Code Section 409A.

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If your employment with the Company is terminated for any reason whatsoever, whether by you or the Company, then (i) the Company is not liable for or obligated to pay you any bonus compensation, incentive or otherwise, or any other compensation promised by this offer letter other than unpaid base salary that has been earned through your last day of employment, and the pro-rata bonus and severance payments described above; (ii) stock options that vested through your last day of employment may be exercised in accordance with the Option Plan, and all unvested options shall cease to vest and be forfeited as of such date; and (iii) no other benefits shall accrue or vest subsequent to such date.

For purposes of this offer letter, “Cause” shall mean any of the following: (i) commission by you of criminal conduct which involves moral turpitude; (ii) your conviction of, or plea of nolo contendre to, a criminal offense that (a) is a felony, or (b) results in imprisonment; (iii) acts which constitute fraud or self-dealing by or on the part of you against the Company or any of its subsidiaries, including, without limitation, misappropriation or embezzlement; (iv) your violation of federal securities laws or state securities law applicable to the Company; (v) your willful engagement in conduct which is materially injurious to the Company or any of its subsidiaries; or (vi) your gross misconduct in the performance of duties as an employee of the Company, including, without limitation, failure to obey lawful written instructions of the Board of Directors of the Company, any committee thereof or the Chief Executive Officer of the Company or failure to correct any conduct which constitutes a breach of any written agreement between you and the

Company or of any written policy promulgated by the Board of Directors of either the Company, any committee thereof or the Chief Executive Officer of the Company, in either case after not less than ten days' notice in writing to you of the Company's intention to terminate you if such failure is not corrected within the specified period (or after such shorter notice period if the Company in good faith deems such shorter notice period to be necessary due to the possibility of material injury to the Company).  For purposes of this offer letter, a termination of employment “Without Cause” means a termination of your employments by the Company for any reason other than your death, Cause or Disability.  For purposes of this offer letter, “Disability” means your failure, because of illness, accident or any other physical or mental incapacity to perform the essential functions of your position for six consecutive months or an aggregate of any 130 business days within any 12 month period, subject to reasonable accommodation provisions of applicable laws. For purposes of this offer letter, “Good Reason” means the existence without your written consent of any one or more of the following conditions that continue for more than 45 days following your written notice of such condition(s) to the Chief Executive Officer: (i) a material change in or reduction of your authority, duties and responsibilities, or the assignment to you of duties materially inconsistent with your position with the Company; or (ii) a reduction in your gross bi-weekly salary below $15,384.62, provided, however, that you must deliver such notice within 30 days following your learning of such condition(s).

During the term of your employment, you shall be permitted, if and to the extent eligible, to participate in all employee benefits plans, policies and practices now or hereafter maintained by or on behalf of the Company, commensurate with your position and level of individual contribution, at the Company’s discretion, provided, however, you are not eligible to participate in any Company severance plan.  As a point of clarification, you will be eligible for medical coverage under our benefits programs on the first day of the month following 30 days of employment.

For purposes of Federal I-9 Immigration Law, you will be required to provide documentary evidence of your identity and eligibility for employment in the United States.  You will need to bring your identity documents with you to your first day of orientation/employment, and you will need to complete an I-9 form.  You have three (3) business days from your first day of employment to furnish the required identification documentation as a condition of continued employment.

This offer letter will only become effective when both this offer letter and the Restrictive Covenants Agreement attached to this letter are executed by you and delivered to the Company.

You represent and warrant that: your entering into and performing under this offer letter will not violate your agreement with any third party; there are no restrictions or obligations to any third party which would restrict your performance of your duties under this offer letter; and you have not provided, or promised to provide, the Company with any confidential information, trade secrets, or property of any of your former or current employers.  You represent and warrant that you have not been convicted, or had a judgment entered against you, for any federal or state securities law violation, and that to your knowledge you are not currently under investigation by any government agency or regulatory authority with respect to any federal or state securities laws violation.

For clarification and the protection of both you and the Company, your acceptance of this offer represents the sole agreement between you the Company.  No prior promises, representations, and/or understandings relating to the offer of employment as set forth in this letter are to be considered part of this letter.  This offer supersedes all prior offers, both verbal and written.
This offer letter shall be construed in accordance with, and its interpretation shall otherwise be governed by, the laws of the State of New York, without giving effect to principles of conflicts of law.

Please call me to discuss any questions or comments that you may have regarding these terms.
We are very pleased at the prospect of you joining our team!

Sincerely,

/s/ Vito Ponzio, Jr.

Vito Ponzio, Jr.
Senior Vice President, Human Resources
BioScrip, Inc.

I accept the offer as stated.

/s/ Hai Tran           April 19, 2012
Name             Date signed

RESTRICTIVE COVENANTS AGREEMENT

1.           Background.  BioScrip, Inc. (BioScrip or the “Company”)1 desires to employ you, Hai Tran, and you desire to be employed by the Company.  As a condition to such employment the Company requires protection of its business interests as set forth in this Restrictive Covenants Agreement (referred to herein as the “RC Agreement”).

2.           Consideration.  Your acceptance of the terms of this RC Agreement is a condition of your initial or continued employment with the Company.   In reliance upon this RC Agreement and your employment with the Company, the Company will provide you with access to the Company’s Confidential Information (through computer password or other means.

3.           Covenant Against Competition; Other Covenants. You acknowledge that (i) the principal business of Company is the provision of (A) comprehensive pharmaceutical care solutions, including specialty pharmaceutical programs; home infusion and mail order pharmacy services; pharmacy benefit management services; and the operation of retail pharmacies; and (B) home health and related services, including nursing; durable medical equipment; respiratory, physical and occupational therapy; and hospice care; the foregoing business of the Company, and any and all other businesses that after the date hereof, and from time to time during the term of your employment with the Company, become material with respect to the Company's then-overall business, are collectively referred to as the "Business"; (ii) the Company is dependent on the efforts of a certain limited number of persons who have developed, or will be responsible for developing, the Business; (iii) the Business is national in scope; (iv) your work for the Company will give you access to the Company’s Confidential Information; (v) the covenants contained in this RC Agreement (collectively, the “Restrictive Covenants”) are essential to the Business; and (vi) the Company would not have offered you employment but for your agreement to accept and be bound by the Restrictive Covenants set forth herein.  Accordingly, you covenant and agree that:

(a)           Restriction on Competition.  While you are employed by the Company and for a period of one year from the termination of such employment (by you or the Company), you shall not participate in, supervise, or manage (as an employee, consultant, agent, owner, manager, operator, partner, or in any comparable capacity) any “Competing Activities” anywhere in the United States of America (the “Territory”).  “Competing Activities” means any activities that are the same as or similar in function or purpose to those you performed or supervised performance of on behalf of the Company in the two year period preceding your termination if such activities are being undertaken for the benefit of a business (meaning a person, company, or independently operated division or unit of a company) that provides a product or service in the Territory that competes with one or more of the products or services offered by the Company during the two year period preceding the termination of your employment.  Notwithstanding the foregoing, nothing herein shall be construed to prohibit ownership as a passive investor of less than two percent (2%) of the issued and outstanding stock of a publicly held corporation.

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For purposes of this Agreement, the term BioScrip or the Company includes its parent(s), subsidiaries, affiliates, successors, and assigns.  An “affiliate” of, or a company or person “affiliated” with, the Company is a person or company that directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, the Company. Notwithstanding the foregoing, wherever an obligation of the Company to you is described or provided for in this RC Agreement it shall only apply to the Company entity employing you and shall create no obligation on behalf of any Company entity that is not your employer.

(b)           Restriction on Customer and Employee Solicitation.  While you are employed by the Company and for a period of two years following the termination of such employment (by you or the Company), you shall not, without the Company's prior written consent, directly or indirectly, in person or through assisting others:

(i) solicit, knowingly induce or encourage any employee or independent contractor who provided services to the Company during the one year period preceding the termination of your employment to leave the employment or other service of the Company, or hire (on your behalf or on behalf of any other person or entity) any such employee or independent contractor who has left the employment or other service of the Company within one year of the termination of such employee's or independent contractor's employment or other service with the Company, or

(ii) solicit, contact, or engage in business related communications with (regardless of who initiates the communication), any customer, client, or referral source of the Company with whom you dealt in the two year period preceding the termination of your employment (a “Covered Customer”) for the purpose of inducing or helping the Covered Customer to cease or reducing doing business for the Company or for the purpose of diverting business opportunities away from the Company, or

(iii) provide services to a Covered Customer that would displace or reduce the business opportunities of the Company with the Covered Customer.

4.           Confidential Information.   During and after the term of your employment, you shall keep secret and retain in strictest confidence, and shall not use for your benefit or the benefit of others, except in connection with the Business and the affairs of the Company, all confidential and proprietary matters relating to the Company and the Business learned by you heretofore or hereafter directly or indirectly from the Company (the "Confidential Information"), including, without limitation, information or compilations of information with respect to (i) the strategic plans, budgets, forecasts, intended expansions of product, service, or geographic markets of the Company, (ii) sales figures, contracts, agreements, and undertakings with or with respect to customers, (iii) profit or loss figures, and (iv) customers, clients, suppliers, sources of supply and customer lists, and shall not disclose such Confidential Information to anyone outside of the Company except with the Company's express written consent  and except for Confidential Information which is at the time of receipt or thereafter becomes publicly known through no wrongful act of you or is received from a third party not under an obligation to keep such information confidential and without breach of this RC Agreement.  A compilation or list of information maintained in confidence by the Company (like a customer list) will be considered Confidential Information irrespective of whether it may contain some items of information that would otherwise be publicly available because such a compilation has special value and utility in its compiled form. Notwithstanding the foregoing, the non-disclosure obligations of this RC Agreement will not apply to the extent that you are acting to the extent necessary to comply with legal process; provided that in the event that you are subpoenaed to testify or to produce any information or documents before any court, administrative agency or other tribunal relating to any aspect pertaining to the Company, you shall immediately notify the Company thereof.

All memoranda, notes, lists, records, property and any other tangible product and documents (and all copies thereof) made, produced or compiled by you or made available to you concerning the Company and its Business shall be the Company's property and shall be delivered to the Company at any time on request.

5.           Duty of Loyalty; Employment Status.  During your employment by the Company, you will abide by all of the restrictions placed upon you in this RC Agreement, will avoid conflicts of interest, and will not engage in any form of competition with the Company.  You understand and agree that even though you may have additional employment that does not violate the provisions of this RC Agreement, if your position with another employer impedes or otherwise adversely affects your job performance with the Company, you may be terminated for performance reasons.  By way of example, if you moonlight or work elsewhere during the evenings and you are too tired during the day to perform your duties and responsibilities for the Company, you may be terminated.  Nothing in this RC Agreement shall be construed to affect the term of your employment as set forth in your offer letter.

6.           Rights and Remedies upon Breach of Restrictive Covenants.  You acknowledge and agree that any breach by you of any of the Restrictive Covenants would result in irreparable injury and damage to the Company for which money damages would not provide an adequate remedy.  Therefore, if you breach, or threaten to commit a breach of, any of the Restrictive Covenants, the Company shall have the following rights and remedies, each of which rights and remedies shall be independent of the other and severally enforceable, and all of which rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Company under law or in equity (including, without limitation, the recovery of damages).

(a)           The right and remedy to have the Restrictive Covenants specifically enforced (without posting bond and without the need to prove damages) by any court having equity jurisdiction, including, without limitation, the right to an entry against you of restraining orders and injunctions (preliminary, mandatory, temporary and permanent) against violations, threatened or actual, and whether or not then continuing, of such Restrictive Covenants; provided, however, that where a bond is required by law for an injunction to issue, the agreed upon bond shall be $1,000.   For purposes of the enforcement of any restrictions contained herein the parties agree that the respective time periods for any restrictions shall be tolled for a period of time equal to that period beginning when such violation commenced and ending when the activities constituting such violation shall have terminated.

(b)           The right and remedy to require you to account for and pay over to the Company all compensation, profits, monies, accruals, increments or other benefits (collectively, "Benefits") derived or received by you as the result of any transactions constituting a breach of the Restrictive Covenants, and you shall account for and pay over such Benefits to the Company.  This remedy shall be in addition to, and not in lieu of, injunctive relief to prevent further harm and does not represent a complete or satisfactory remedy standing alone.
You agree that in any action seeking specific performance or other equitable relief, you will not assert or contend that any of the provisions of these Restrictive Covenants are unreasonable or otherwise unenforceable.  The existence of any claim or cause of action by you, whether predicated on the RC Agreement or otherwise, shall not constitute a defense to the enforcement of the Restrictive Covenants.

7.           Severability and Choice of Law.  If any of the Restrictive Covenants in this Agreement are found unenforceable as written, the Court shall reform the unenforceable restriction(s) so as to make same fully enforceable to the maximum extent of the law within the state or other geographic jurisdiction of the Court; and, the Agreement shall otherwise be enforced in accordance with its terms outside said state or jurisdiction.  The law of the State of New York shall control the interpretation, application, and enforcement of this Agreement without regard or respect for any choice of law principles to the contrary of New York or of the state where you may reside at the time of enforcement.

8.           Counterparts:  This Agreement may be signed in two counterparts with the same effect as if the signatures were upon the same instrument.  For purposes of this Agreement, a document (or signature page thereto) signed and transmitted by facsimile machine or as an attachment to an electronic mail message is to be treated as an original document.  The signature of any Party thereon, placed there for purposes of execution hereof, is to be considered as an original signature, and the document transmitted is to be considered to have the same binding effect as an original signature on an original document.

This Agreement is effective as of the first day your employment commences with the Company.

Agreed:
BioScrip, Inc.

By:  /s/ Vito Ponzio, Jr.
Name:  Vito Ponzio, Jr.
Title:  Senior Vice President, Human Resources
Date:  April 19, 2012

Hai Tran

/s/ Hai Tran
Signature

Hai Tran
Printed Name

April 19, 2012
Date